May 12, 2015

Dear Stockholder,

We recently mailed proxy materials to you for the Annual Meeting of Stockholders to be held on June 4, 2015, and according to our records, your vote has not been received.

The Board of Directors unanimously recommends that stockholders vote “FOR” the proposals as set forth in the proxy statement that was previously sent.

Your vote is extremely important and your shares cannot be voted unless you give your specific instructions. Please vote today by using the toll free telephone voting service or the internet. Voting instructions are located on the enclosed proxy card. You may also vote by signing, dating and returning the proxy card in the envelope provided.

If you have any questions regarding voting, you may call our proxy solicitor, Morrow & Co., LLC, toll free at

800-445-0102.

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

JoAnn M. McGuinness

President and Chief Operating Officer

Enclosures